Exhibit 23.4

CONSENT OF ROSEN CONSULTING GROUP

We hereby consent to the use of our name in the Registration Statement to be filed by Piedmont Office Realty Trust, Inc. on Form S-11 and the related Prospectus and any amendments thereto (collectively, the “Registration Statement”), the Rosen Consulting Group Market Study prepared for Piedmont Office Realty Trust, Inc. (the “Market Study”) as an exhibit to the Registration Statement and the references to the Market Study wherever appearing in the Registration Statement, including, but not limited to the references to our company under the headings “Prospectus Summary”, “Economic and Market Overview”, and “Experts” in the Registration Statement.

Dated: October 22, 2009

Rosen Consulting Group

By:	/s/ Caroline R. Green
Name:	Caroline R. Green
Title:	Senior Vice President